CERTIFICATE OF VICE PRESIDENT

               T. ROWE PRICE CAPITAL OPPORTUNITY FUND, INC.

                  Pursuant to Rule 306 of Regulation S-T

_____________________________________________________________________________

    I, the undersigned, Henry H. Hopkins, Vice President of T. Rowe Price Capital Opportunity Fund, Inc. (The "Fund"), do hereby certify that the prospectus for the Fund has been translated into the Spanish language. The Spanish version of the prospectus constitutes a full and complete representation of the English version which has been filed as a part of this Registration Statement. A copy of the Spanish version will be available for inspection upon request.

    WITNESS my hand and the seal of the Fund this 22nd day of April, 1997.

                           T. ROWE PRICE CAPITAL OPPORTUNITY FUND, INC.

                           /s/ Henry H. Hopkins
(Seal)                     ______________________________________
                           Henry H. Hopkins, Vice President